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                                   AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         This Amendment (this "Amendment") to the Agreement and Plan of Merger, dated as of March 31, 2000 (the "Original Agreement"), by and among Funco, Inc., a Minnesota corporation ("Company), Electronics Boutique Holdings Corp., a Delaware corporation ("Parent"), and EB Acquisition Corporation, a Minnesota corporation ("Purchaser"), is made and entered into as of April 20, 2000 by and among Company, Parent and Purchaser. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement.

                                    RECITALS

         A. The Board of Directors of Parent, on its own behalf as a party to the Original Agreement and as the sole shareholder of Purchaser, and the Board of Directors of Purchaser have approved the increase in the Per Share Amount pursuant to this Amendment.

         B. The Board of Directors of Company (the "Company Board") has determined that said increase in the Per Share Amount, together with the other amendments to the Original Agreement set forth in this Amendment, will enable the Company Board to maintain its recommendation of the Original Agreement, as amended by this Amendment, the Offer and the Merger and has approved this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties agree as follows:

         1. All references in the Original Agreement or this Amendment to "this Agreement" or "the Agreement," and all references in the Original Agreement to "herein," "hereof" or "hereby" shall be deemed to be references to the Original Agreement, as amended by this Amendment, and by any future amendments made in accordance with the terms of the Original Agreement.

         2. All references in the Original Agreement to "$17.50," including without limitation in paragraph B of the Recitals to the Original Agreement, are hereby changed to "$21.00," such that the Per Share Amount shall be $21.00 per Share, or such higher price as may be paid in the Offer.

         3. The words "on or before April 28, 2000" shall replace and be substituted for (1) the words "as promptly as practicable (but in any event not later than eight business days after the public announcement of Purchaser's intention to commence the Offer)" in Section 1.1(a) of the Original Agreement and (2) the words "within eight business days after the date of this Agreement" in Section 6.6(b) of the Original Agreement.

         4. The references to "June 30, 2000" in Sections 1.1(b) and 8.1(b) of the Original Agreement are hereby changed to "July 20, 2000."

         5. Section 4.21 of the Original Agreement is hereby amended to add the following sentence: "The Company Board or the Special Committee has received the opinion of Blair to the effect that, as of April 20, 2000, the $21.00 Per Share Amount to be received by the Shareholders


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(other than Parent or Purchaser) in the Offer and the Merger is fair to such
Shareholders from a financial point of view.

         6. Section 4.24 of the Original Agreement is hereby amended in its entirety to read as follows:

         "Section 4.24 PROXIES. David R. Pomije has tendered an irrevocable proxy to Parent pursuant to the terms of the Shareholder Agreement between Parent and Mr. Pomije, dated as of March 31, 2000 (the "Shareholder Agreement"), which irrevocably grants to Parent the right to vote all of Mr. Pomije's Shares (but in no event more than 19.9% of all issued and outstanding Company Common Stock, in the aggregate), to the extent such Shares are not tendered in the Offer until such Shares are purchased in the Offer, in favor of the Merger."

         7. Section 4.25 of the Original Agreement is hereby amended in its entirety to read as follows:

         "Section 4.25 TENDER OF SHARES. David R. Pomije has provided to Parent his written commitment, pursuant to the terms of the Shareholder Agreement, to tender all Shares owned of record or beneficially owned by him pursuant to the Offer (but in no event more than 19.9% of all issued and outstanding Company Common Stock, in the aggregate)."

         8. Section 5.7 of the Original Agreement is hereby amended to add the following sentence: "The Board of Directors of Parent has received the opinion of Prudential Securities Incorporated to the effect that, as of April 20, 2000, the Offer and the Merger, at a Per Share Amount of $21.00, are fair to Parent's shareholders from a financial point of view."

         9. Section 6.12(a) of the Original Agreement is hereby amended to delete the words "after the Effective Time."

         10. The proviso in Section 8.1(e) of the Original Agreement is hereby amended to read as follows: "PROVIDED, HOWEVER, to the extent that any such representation, warranty, covenant or agreement of Company is qualified as to materiality, such representation, warranty, covenant or agreement by Company shall not be deemed to be so qualified for purposes of this subsection."

         11. The phrase "Parent on behalf of Parent" contained in the last sentence of Annex A to the Original Agreement is hereby replaced in its entirety with the phrase "Parent on behalf of Purchaser".

         12. Except as amended by this Amendment and by any future amendments made in accordance with the terms of the Agreement, the Agreement has not been amended in any respect and remains in full force and effect. This Amendment supersedes and replaces any and all previous amendments to the Original Agreement.


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         IN WITNESS WHEREOF, the undersigned caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.


                                 FUNCO, INC.


                                 By:    /s/ Stanley A. Bodine
                                        --------------------------------
                                 Name:  Stanley A. Bodine
                                 Title: President & Chief Operating
                                        Officer


                                 ELECTRONICS BOUTIQUE HOLDINGS CORP.


                                 By:    /s/ Joseph J. Firestone
                                        --------------------------------
                                 Name:  Joseph J. Firestone
                                 Title: President & Chief Executive
                                        Officer


                                 EB ACQUISITION CORPORATION


                                 By:    /s/ Joseph J. Firestone
                                        --------------------------------
                                 Name:  Joseph J. Firestone
                                 Title: President & Chief Executive
                                        Officer